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                                                                    Exhibit 4.03


               NOTICE OF OPTION ASSUMPTION AND AMENDMENT AGREEMENT


TO:      [insert name of holder]

FROM:    Intuit Inc.

DATE:

This Notice of Option Assumption and Amendment Agreement describes the terms of the assumption by Intuit Inc. ("Intuit") of an option granted to you by Boston Light Software Corp. ("BLS") and the conversion of that option into an option to purchase shares of Intuit Common Stock. This Notice and Agreement also details amendments Intuit made to your option after Intuit assumed it. You will receive one Notice and Agreement for each assumed option.

Please staple this Notice and Agreement to the Stock Option Agreement that documents your original Boston Light Software Corp. option (the "BLS Option Agreement"). All of the terms and conditions of the options are set out in the BLS Option Agreement, the Stock Option/Stock Issuance Plan under which the option was originally granted and this Notice and Agreement. No other documentation detailing the terms of your option or the assumption or amendment thereof by Intuit will be issued to you.

     On August 2, 1999, BLS became a wholly owned subsidiary of Intuit. As a result of this transaction, your option to purchase shares of BLS under the option was assumed by Intuit and converted into an option to purchase shares of Intuit Common Stock (the "Intuit Option"). Intuit also made a number of amendments to your option. Each amendment was made to provide you with a more beneficial option. If your option is an incentive stock option, certain amendments were not made to it because those amendments would have caused the loss of the tax preferential incentive stock option status. The terms of the assumption and conversion and the amendments are detailed below.

     Assumption and Conversion

     The attached Share and Exercise Price Summary shows the number of shares of Intuit Common Stock subject to your Intuit Option and the exercise price per share of Intuit Common Stock you must pay to exercise your Intuit Option.

     The number of shares of Intuit Common Stock subject to your Intuit Option and the exercise price per share of your Intuit Option were calculated based on a conversion ratio that took into account the relative values of Intuit Common Stock and BLS Common Stock. This conversion ratio and the calculation of the number of shares and exercise price of your Intuit Option is detailed on the attached Share and Exercise Price Summary.

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     Upon the assumption and conversion of the BLS Options by Intuit into Intuit
Options you have no further rights or entitlements under the BLS Options to acquire BLS shares.

     Amendments

     Vesting Schedule - The following vesting amendments were made to your option regardless of whether it is an incentive stock option or a nonqualified stock option. If your BLS Option provided for quarterly vesting after a one year cliff, it has been amended to provide for monthly vesting after the one year cliff. Your option has been amended to provide that 50% of the unvested balance of your option will become vested and exercisable in the event that your position with Intuit or BLS is eliminated or you are required to relocate more than 30 miles from BLS' present location. In addition, your option has been amended to provide for 100% accelerated vesting in the event that you die or become totally disabled while you are employed by Intuit.

     Permitted Forms of Payment of Exercise Price - Your option may now be exercised through a same-day-sale commitment with a broker. For more information on the same-day-sale procedures, please contact [name], Intuit's Stock Administrator at ______________, or via email at [name]@intuit.com.

     Period of Time to Exercise your Option after you Terminate - If your option is an incentive stock option, the period of time you have to exercise after you terminate employment has not been amended. If your option is a nonqualified stock option, the period of time you have to exercise your option after you terminate for reasons of death or disability has been amended as follows: (a) for death, your estate can exercise your option for up to a maximum of 18 months; and (b) for disability, you can exercise your option for up to a maximum of 12 months. In no event may you exercise your option after it has expired.

     Private Company Restrictions Removed - The shares you receive on exercise of your option will be tradeable on the Nasdaq National Market. Accordingly, those restrictions that were imposed on your BLS Option because BLS Common Stock was not publicly traded have been removed. Thus, the legend requirements, the right of first refusal restrictions and the right that BLS reserved to repurchase shares on your termination have been removed.

     The other terms and conditions of your BLS Option remain unchanged.

     Registration of Shares

     Intuit will file a Form S-8 Registration Statement covering your Intuit Option and the underlying shares with the United States Securities and Exchange Commission as soon as practicable after the closing of the acquisition. In connection with this Form S-8 Registration Statement, a prospectus describing the material terms of the assumed options will be given to you. NOTE: If you exercise your Intuit Options before the date on which the S-8 Registration Statement becomes effective, your shares will be subject to securities laws restrictions that will prohibit the public sale of the shares for one year. Accordingly, you should consult with your legal advisor prior to

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exercising any shares before the effective date of the Form S-8 Registration
Statement. You should also consult your individual tax advisor in connection with any stock option exercise.

     Conclusion

     If you have any questions about your Intuit Option, please contact Intuit's stock option administrator, [name], at (___) ________, or via email at [name]@intuit.com. By signing below you consent to the terms of the assumption and conversion of your BLS Options by Intuit into Intuit Options and the amendments thereto as described above and you agree that you have no further option or right to BLS shares.


                                     Intuit Inc.

                                     By:
                                        --------------------------------------
                                        Greg J. Santora, Senior Vice President &
                                        Chief Financial Officer


Acknowledged, accepted and agreed:


- -------------------------------------
[optionee]

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                        SHARE AND EXERCISE PRICE SUMMARY



Name of Optionee:
                              --------------------------------------------------


Address:
                              --------------------------------------------------


Social Insurance #/Social Security #:
                                        ----------------------------------------


Date of Grant of
         BLS Options:
                              --------------------------------------------------


Number of BLS Shares
         Subject to
         BLS Options:
                              --------------------------------------------------

Multiplied By Conversion Ratio:    [INSERT CONVERSION RATIO]



Number of Intuit Shares
         Subject to
         Intuit Option:
                              --------------------------------------------------


Exercise Price per Share of
         BLS Options:
                              --------------------------------------------------

Divided By Conversion Ratio:       [INSERT CONVERSION RATIO]



Exercise Price per Share of
         Intuit Option:
                              --------------------------------------------------


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